                                                                    Exhibit 10.7

          Confidential Materials omitted and filed separately with the

         Securities and Exchange Commission. Asterisks denote omissions.












                SPONSORED RESEARCH AND LICENSE AGREEMENT BETWEEN

   CRITICAL THERAPEUTICS, INC. AND NORTH SHORE - LONG ISLAND JEWISH RESEARCH
                                   INSTITUTE

                                TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS.........................................        1

         1.1.     "Affiliate"...................................        1
         1.2.     "Effective Date"..............................        2
         1.4.     "First Commercial Sale".......................        2
         1.5.     "License Term"................................        2
         1.6.     "Net Sales"...................................        2
         1.7.     "North Shore Patent Rights"...................        2
         1.8.     "North Shore Technology"......................        3
         1.9.     "North Shore Valid Patent Claim"..............        3
         1.10.    "Principal Investigator"......................        4
         1.11.    "Product(s)"..................................        4
         1.12.    "Research Plan"...............................        4
         1.13.    "Research Term"...............................        4
         1.14.    "Research Year"...............................        4
         1.15.    "Sponsored Research"..........................        4
         1.16.    "Territory"...................................        4

ARTICLE 2.  SPONSORED RESEARCH..................................        4

         2.1.     CTI Support...................................        4
         2.2.     Research Cooperation..........................        5
         2.3.     Conduct of the Sponsored Research.............        5
                  2.3.1.   Use of Research Funding..............        5
                  2.3.2.   Other Funding........................        5
                  2.3.3.   Data.................................        5
                  2.3.4.   Quarterly Reports....................        6
         2.4.     Visit of Facilities...........................        6

ARTICLE 3.  LICENSE.............................................        6

         3.1.     License Grant.................................        6
         3.2.     Government Rights.............................        7
         3.3.     Retention of North Shore Rights...............        7
         3.4.     CTI Diligence.................................        7

ARTICLE 4.  LICENSE FEE, ROYALTIES AND MILESTONES...............        8

         4.1.     License Fees..................................        8
         4.2.     Royalties.....................................        8
                  4.2.1.   Minimum Royalties....................        8
                  4.2.2.   Royalty Reports and Payments.........        9
                  4.2.3.   One Royalty..........................       10
                  4.2.4.   Sublicense Income....................       10
                  4.2.5.   Third-Party Licenses.................       10
         4.3.     Milestone Payments............................       11

ARTICLE 5.  PATENTS.............................................       12

         5.1.     CTI Authority.................................       12
         5.2.     Patent Expenses...............................       12
         5.3.     Right of North Shore to be Informed...........       12
         5.4.     North Shore Rights............................       13
         5.5.     Enforcement of North Shore Patent Rights......       13

ARTICLE 6.  CONFIDENTIALITY AND PUBLICATION.....................       13

         6.1.     Non-Disclosure Obligations....................       13
         6.2.     Release of Obligations........................       14
         6.3.     Publications..................................       14

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES......................       14

         7.1.     Authorization.................................       14
         7.2.     License Warranty..............................       15
         7.3.     Remedies......................................       15

ARTICLE 8.  TERM AND TERMINATION................................       15

         8.1.     Expiration....................................       15
         8.2.     Termination for Cause.........................       15
         8.3.     Effect of Termination.........................       15

ARTICLE 9.  INDEMNIFICATION AND INSURANCE.......................       16

         9.1.     Indemnity.....................................       16
         9.2.     Insurance.....................................       16

ARTICLE 10.  MISCELLANEOUS......................................       16

         10.1.    Force Majeure.................................       16
         10.2.    Assignment....................................       17
         10.3.    Severability..................................       17
         10.4.    Notices.......................................       18
         10.5.    Applicable Law................................       18
         10.6.    Dispute Resolution............................       18
         10.7.    Entire Agreement..............................       19
         10.8.    Headings......................................       19
         10.9.    Independent Contractors.......................       19
         10.10.   Waiver........................................       19
         10.11.   Counterparts..................................       19
         10.12.   Use of Names..................................       20


                    SPONSORED RESEARCH AND LICENSE AGREEMENT

      This Sponsored Research and License Agreement (the "Agreement") is made between Critical Therapeutics, Inc., a Delaware corporation ("CTI") and North Shore - Long Island Jewish Research Institute, a New York not-for-profit corporation ("North Shore").

                                    RECITALS

      WHEREAS, CTI desires to support North Shore research in the Field (defined below) and to receive a license from North Shore in the Field; and,

      WHEREAS, North Shore desires to receive research support from CTI relating to the Field and is willing to grant CTI a license under its rights in the Field;


      NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, CTI and North Shore mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

      1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

      1.2. "Effective Date" of this Agreement shall mean January 1, 2003.

      1.3. "Field" shall mean the field of cholinergic anti-inflammatory pathway-based products and methods.

      1.4. "First Commercial Sale" of any Product shall mean the first sale for use or consumption by the general public of such Product in a country.

      1.5. "License Term" shall mean the later of ten years from the First Commercial Sale for each Product or the last to expire of the North Shore Patent Rights covering each Product on a country-by-country basis.

      1.6. "Net Sales" shall mean the gross amount billed or invoiced and received by CTI or its Affiliates (but not sublicensees) for sale or other disposition of Product(s) to independent third parties, less the following: (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid and credited by reason of rejection or return; and
(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of the Product that is paid by or on behalf of CTI or its Affiliates. Net Sales will be determined from the books and records of CTI and its Affiliates maintained in accordance with generally accepted accounting principles, consistently applied.

      1.7. "North Shore Patent Rights" shall mean (1) the patent applications and patents listed on Schedule 1.7 together with any continuations, continuations-in-part, divisionals, non-provisional applications, patents which are granted based on any of the aforementioned applications and any reissues, renewals, reexaminations, substitutions or extensions thereof and any foreign counterparts to any of the foregoing and (2) all patent applications and granted patents owned and/or controlled by North Shore which are based on inventions made during the Research Term of this Agreement by the Principal Investigator and/or his staff relating to the

Field, together with any continuations, continuations-in-part, divisionals, non-provisional applications, patents which are granted based on any of the aforementioned applications and any reissues, renewals, reexaminations, substitutions or extensions thereof and any foreign counterparts to any of the foregoing.

      1.8. "North Shore Technology" shall mean (1) all existing confidential and proprietary information, data, know-how, materials (including biological materials), inventions (whether patentable or not), models, screens, trade secrets, patents, patent applications, and other intellectual property of any kind, whether patented or unpatented, relating to the Field and owned and/or controlled by North Shore and (2) all confidential and proprietary information, data, know-how, materials (including biological materials), inventions (whether patentable or nor), models, screens, trade secrets, patents, patent applications, and other intellectual property of any kind, whether patented or unpatented, relating to the Field, owned and/or controlled by North Shore and developed by the Principal Investigator and/or his staff during the Research Term of this Agreement.

      1.9. "North Shore Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the North Shore Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of any pending patent application included within the North Shore Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

      1.10. "Principal Investigator" shall be Kevin J. Tracey, M.D. If Dr. Tracey is unable to perform as the Principal Investigator for any reason, CTI and North Shore shall agree upon a new Principal Investigator mutually acceptable to both.


      1.11. "Product(s)" shall mean any product in the Field: (1) covered by a North Shore Valid Patent Claim; and/or (2) made by a process covered by a North Shore Valid Patent Claim; and/or (3) resulting from the use of North Shore Technology.


      1.12. "Research Plan" shall mean the research program described in Attachment A hereto, as revised from time to time as provided for in this Agreement.

      1.13. "Research Term" shall mean the initial three-year period starting on the Effective Date of this Agreement and any extension of this initial period mutually agreed upon by CTI and North Shore.

      1.14. "Research Year" shall mean each twelve-month period of the Research Term with the first Research Year beginning on the Effective Date of this Agreement.


      1.15. "Sponsored Research" shall be the research described in the Research Plan.

      1.16. "Territory" shall mean the entire world.

                         ARTICLE 2. SPONSORED RESEARCH

      2.1. CTI Support. CTI agrees to financially support the Sponsored Research at North Shore for the Research Term. The amount of CTI financial support shall be:

         First Research Year            Two Hundred Thousand Dollars

                                        ($200,000.00)

         Second Research Year           Two Hundred Thousand Dollars

                                        ($200,000.00)

         Third Research Year            Two Hundred Thousand Dollars

                                        ($200,000.00)

         Fourth Research Year           To be mutually agreed upon

         Fifth Research Year            To be mutually agreed upon.

CTI shall make payments of Fifty Thousand Dollars ($50,000.00) to North Shore in advance of the commencement of the Research Term and in advance of each three-month anniversary thereof.

      2.2. Research Cooperation. During the Research Term, North Shore will share with CTI data North Shore generates pursuant to the Research Plan on a timely basis and North Shore and CTI will discuss and mutually agree upon priorities, future research to be conducted, and any changes to the Research Plan.


      2.3. Conduct of the Sponsored Research. The conduct of the Sponsored Research shall be the primary responsibility of North Shore according to the Research Plan, with participation, as appropriate, by CTI. The Sponsored Research shall be conducted in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives described in the Research Plan. North Shore shall proceed diligently with the work set out in the Research Plan using efforts consistent with North Shore's best research practices. Without limiting the generality of the foregoing:

            2.3.1. Use of Research Funding. North Shore shall apply the research funding it receives from CTI under this Agreement to conduct the research set forth in the Research Plan.

            2.3.2. Other Funding. During the Research Term, North Shore shall not accept research funding from any third-party for any research in the Field in the laboratory of the Principal Investigator, except for funding from the U.S. Government, without prior written approval from CTI, such approval not to be unreasonably withheld.


            2.3.3. Data. North Shore shall maintain records in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Plan (including all data in the form required to be maintained under applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Plan. North Shore shall provide CTI with the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required by CTI. Further, North Shore will instruct all of its employees doing Sponsored Research to record their inventions in bound laboratory notebooks and to sign and date each notebook page and have it read, witnessed and signed by a scientific colleague who is not a co-inventor of the work described.

            2.3.4. Quarterly Reports. Within fourteen (14) days following the end of each calendar quarter, North Shore shall provide to CTI written reports which summarize in reasonable detail the work it has performed under the Research Plan during the preceding calendar quarter.

            2.4. Visit of Facilities. Representatives of CTI may, upon reasonable notice and at times reasonably acceptable to North Shore, (a) visit the North Shore facilities where the Sponsored Research is being conducted, and
(b) consult informally, during such visits, and by telephone at other times, with personnel of North Shore performing the Sponsored Research.

                               ARTICLE 3. LICENSE

      3.1. License Grant. North Shore hereby grants to CTI and its Affiliates a worldwide, royalty-bearing, sole and exclusive license in the Territory, with the right to sublicense, to make, have made, use, offer for sale, sell and/or import Product(s) under North Shore Patent Rights and North Shore Technology. CTI shall provide North Shore with timely notification of each substantive negotiation to sublicense rights hereunder and will thereafter keep North Shore reasonably informed as to the substantive progress of such negotiations by providing North Shore with copies of significant drafts of term sheets, any final term sheets, and drafts of any contracts or sublicense agreements prior to execution thereof so that North Shore will have an opportunity to review same. CTI will also provide North Shore with a full and complete copy of each sublicense actually granted, if any, pursuant to this Agreement and any documents evidencing the consideration to be paid to CTI or its Affiliates relating to the grant of any such sublicense within thirty (30) days of execution thereof by CTI.

      3.2. Government Rights. CTI and North Shore mutually acknowledge that the United States Government, as a matter of statutory right under 35 U.S.C. Sections 200-212, holds or may hold a non-exclusive license and certain other rights to North Shore Patent Rights as a consequence of research whose funding includes funds supplied by the U.S. Government. North Shore warrants that to the extent it is aware of any funding supplied by the U.S. Government, the details of such funding shall be provided to CTI prior to execution of this Agreement. The term "sole and exclusive" license shall be understood to be subject to the rights of the U.S. Government without any effect on the parties' remaining obligations, as set forth in this Agreement.


      3.3. Retention of North Shore Rights. Notwithstanding the exclusive rights granted to CTI pursuant to Article 3.1, North Shore shall retain the right to make and use Products in its own laboratories solely for non-commercial, scientific purposes and for continued noncommercial research.

      3.4. CTI Diligence. During the term of this Agreement, CTI will use its reasonable best efforts to develop and commercialize Products.

                ARTICLE 4. LICENSE FEE, ROYALTIES AND MILESTONES

      4.1. License Fees. CTI shall pay to North Shore One Hundred and Seventy Five Thousand Dollars ($175,000.00) within one month after the Effective Date. CTI shall pay to North Shore Ten Thousand Dollars ($10,000) within one month of written notification to CTI of the filing of any new U.S. Patent Application which is included in the definition of North Shore Patent Rights pursuant to Paragraph 1.7(2). CTI shall pay to North Shore Fifteen Thousand Dollars ($15,000) within one month of written notification to CTI of the issuance of any U.S. Patent which is included in the definition of North Shore Patent Rights pursuant to Paragraph 1.7(2). All payments made pursuant to this paragraph shall be non-refundable and not creditable against any other payment due hereunder.


      4.2. Royalties. CTI shall additionally pay to North Shore royalties in the following amounts:

            [**]% on Net Sales of Products covered by a North Shore Valid Patent Claim up to [**] Dollars ($[**]);

            [**]% on Net Sales of Products covered by a North Shore Valid Patent Claim between [**] Dollars ($[**]) and [**] Dollars ($[**]);


            [**]% on Net Sales of Products covered by a North Shore Valid Patent Claim above [**] Dollars ($[**]); and

            One-half of the above-specified amounts for Products not covered by and not made by a process covered by a North Shore Valid Patent Claim.

      4.2.1. Minimum Royalties. During the Research Term, there shall be no minimum royalties. Commencing in the first calendar year after the end of the Research Term, CTI shall pay to North Shore non-refundable minimum annual royalty payments as follows: First calendar year after Research Term - $100,000; Second calendar year after Research Term

$150,000; Third calendar year after Research Term - $200,000; Fourth calendar year after Research Term - $250,000; Fifth calendar year after Research Term - $300,000; Sixth calendar year after Research Term - $350,000; Seventh calendar year after Research Term - $400,000; and Eighth calendar year after Research Term and each calendar year thereafter - $400,000. Each minimum annual royalty payment will be payable to North Shore on January 15 of the calendar year in which it is due and shall be creditable against royalties and/or milestone payments due to North Shore for that calendar year only. Notwithstanding the foregoing, if a generic version of a Product is marketed in the United States, then the amount of the next minimum annual royalty payment shall equal [**]% of the current minimum annual royalty payment or $[**], whichever is greater. Such reduced minimum annual royalty payment shall continue for so long as the generic version remains on the U.S. market.

            4.2.2. Royalty Reports and Payments. During the License Term and following the First Commercial Sale of a Product in each country in the Territory, CTI and its Affiliates shall furnish to North Shore quarterly reports within sixty (60) days of the end of each calendar quarter, showing, on a country-by-country basis, the gross sales of all Products sold by CTI and its Affiliates during the reporting period, the calculation of Net Sales from such gross sales, all consideration received by CTI and/or its Affiliates from sub-licensees in connection with the grant of any sub-licenses pursuant to this Agreement and the amount of any payments due to North Shore. Such quarterly reports shall be accompanied by payment of the royalty amount or other payments due for that calendar quarter. CTI and/or its Affiliates shall maintain complete and accurate books of account and records showing Net Sales and amounts received from sublicensees. Such books and records shall be open to inspection, in confidence, by North Shore during usual business hours, by an independent certified public accountant to whom CTI has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to North Shore pursuant to this Agreement. CTI and/or its Affiliates shall use commercially reasonable efforts to require any sub-licensees hereunder to maintain such books and allow such inspection by North Shore and shall, on request, disclose such information to North Shore as part of such inspection. Inspection shall be at North Shore's sole expense, shall be reasonably limited to those matters related to the payment obligations under this Agreement, and shall be permitted no more than once per calendar year. Any underpayment to North Shore revealed by the inspection shall be paid to North Shore by CTI within thirty (30) days of the inspection. If the inspection reveals an underpayment to North Shore in excess of 10%, then CTI will also pay the cost of the inspection.

            4.2.3. One Royalty. Royalty payments pursuant to Article 4.2 shall be due only on the first sale or other disposition of Product(s) to an independent third party.

            4.2.4. Sublicense Income. In the event that CTI or its Affiliates grants one or more sublicenses, CTI shall pay or cause its Affiliates to pay, as the case may be, to North Shore an amount equal to [**] percent ([**]%) of all consideration in any form (net of any payments required to be made by CTI to any third party pursuant to any technology and/or patent license agreement between CTI and such third party because of the receipt of such consideration by CTI) received by CTI and/or its Affiliates for the sublicense(s).

            4.2.5. Third-Party Licenses. In the event that CTI or its Affiliates are required to make payments to any third party pursuant to any technology and/or patent license agreement between CTI and such third party because of the sale of Products by CTI or its Affiliates, the amount of royalties due under
Article 4.2 to North Shore for such Products shall be reduced by an amount equal to [**] percent ([**]%) of the payments due to third-parties but in no event shall payments due under Article 4.2 be reduced by more than [**] percent ([**]%) because of the reduction permitted by this paragraph.

      4.3. Milestone Payments. CTI and its Affiliates shall additionally pay to North Shore the following Milestone Payments:

      (a)   [**]:

            (i)   [**] Dollars ($[**]); and

            (ii) [**] Dollars ($[**]) in CTI Common Stock at the last valuation prior to this milestone being met.

      (b)   [**]:

            (i)   [**] Dollars ($[**]); and

            (ii) [**] Dollars ($[**]) in CTI Common Stock at the last valuation prior to this milestone being met.

      (c)   [**]:

            (i)   [**] Dollars ($[**]).

      (d)   [**]:

            (i)   [**] Dollars ($[**]).


                               ARTICLE 5. PATENTS

      5.1. CTI Authority. CTI shall have primary responsibility for filing, prosecuting, issuing, maintaining and defending North Shore Patent Rights in the United States and worldwide, employing patent counsel of its choice. Initially, CTI's choice for patent counsel is the firm of Hamilton, Brook, Smith & Reynolds, P.C., Concord, Massachusetts, for which North Shore grants its approval. If CTI decides to retain a different or additional patent counsel in the future, North Shore shall have the right to approve CTI's selection of a different or additional patent counsel, such approval not to be unreasonably withheld. Patent counsel selected by CTI shall treat North Shore as its client and the owner of North Shore Patent Rights.

      5.2. Patent Expenses. CTI agrees to reimburse North Shore for all past costs and fees incurred by North Shore for all patent work performed in connection with North Shore Patent Rights prior to the Effective Date of this Agreement. CTI also agrees to bear the future costs for all patent work performed pursuant to Article 5.1. Bills for such work may be rendered to North Shore, in which case CTI agrees to promptly reimburse North Shore for its expenses in this regard. Alternatively, for convenience, bills for work performed pursuant to Article 5.1 may be sent directly to CTI for payment, with a copy to North Shore.

      5.3. Right of North Shore to be Informed. For work performed by patent counsel selected by CTI pursuant to Article 5.1, such patent counsel shall keep North Shore apprised of the status of each of the patent applications and patents in the North Shore Patent Rights and will consult with North Shore concerning the prosecution of such patent applications. Such patent counsel will provide North Shore in a timely manner with copies of all documents related to the filing, prosecution, issuance, maintenance and/or defense of such applications or patents in the North Shore Patent Rights.

      5.4. North Shore Rights. If CTI decides to abandon any application or patent in the North Shore Patent Rights, it agrees to provide North Shore with sufficient notice to allow North Shore to assume filing, prosecution and/or maintenance of that application or patent using counsel of its own choice. If North Shore does assume future filing, prosecution or maintenance of such application or patent, CTI shall no longer be licensed under that patent application pursuant to this Agreement.


      5.5. Enforcement of North Shore Patent Rights. If CTI or North Shore becomes aware of any actual or potential infringement of North Shore Patent Rights, it will notify the other party and CTI and North Shore will subsequently confer and agree about appropriate action against such actual or potential infringement. If it is decided to enforce North Shore Patent Rights against such infringement, CTI shall have the first right to do so and North Shore shall provide full cooperation at the expense of CTI. Any settlement or recovery received from any such proceeding shall be divided [**] percent ([**]%) to CTI and [**] percent ([**]%) to North Shore after CTI deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding. If CTI decides not to initiate legal proceedings against any such infringer, then North Shore shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding shall be divided [**] percent ([**]%) to North Shore and [**] percent ([**]%) to CTI after North Shore deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding.

                   ARTICLE 6. CONFIDENTIALITY AND PUBLICATION

      6.1. Non-Disclosure Obligations. During the Research Term and for a period of five (5) years thereafter, both parties shall maintain in confidence, and use only for purposes of this Agreement, confidential information and data received from the other party. Upon expiration or termination of this Agreement, all confidential information and data, and copies thereof, will be returned to the transmitting party by the receiving party upon request of the transmitting party.

      6.2. Release of Obligations. The obligations under Article 6.1 shall not apply or shall cease to apply, as the case may be, to any information or data that:

            (a) is or becomes publicly available;

            (b) is disclosed to the receiving party by a third party that is not under an obligation to other party to this Agreement;

            (c) prior to disclosure to the other party, the receiving party was already in possession of the information or data; or,

            (d) was independently developed by the receiving party without breach of the obligations of Article 6.1.

      6.3. Publications. North Shore shall be free to publish any information or data generated as a result of the Sponsored Research except for CTI confidential information. Any proposed publication containing such information or data shall be submitted to CTI at least thirty (30) days prior to the intended date of submission for publication. CTI shall have the right to (i) delete CTI confidential information from the proposed publication and/or (ii) request delay of the submission for a maximum period of forty-five (45) days to allow for patent applications covering such information or data to be filed. Nothing herein contained shall preclude North Shore from making required reports or disclosures to the National Institutes of Health or any other granting agency.

                   ARTICLE 7. REPRESENTATIONS AND WARRANTIES

      7.1. Authorization. Each party warrants and represents to the other that it has the legal right and power to enter into this Agreement, to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent it from carrying out the provisions of this Agreement.

      7.2. License Warranty. In addition, North Shore warrants and represents that it has the legal right and power to grant the licenses granted to CTI under this Agreement.

      7.3. Remedies. The liability of North Shore for CTI's damages for any breach of the warranties and representations contained in this Article will be limited to reimbursement to CTI by North Shore of the total of all of the payments received by North Shore pursuant to this Agreement.

                        ARTICLE 8. TERM AND TERMINATI0N

      8.1. Expiration. Unless terminated earlier pursuant to Article 8.2 below, the term of this Agreement shall extend to the full License Term.

      8.2. Termination for Cause. Upon or after a breach of any material provision of this Agreement by a party (including non-timely payment of any payment due to North Shore hereunder), the non-breaching party may terminate this Agreement by giving the breaching party thirty (30) days notice in writing specifying the breach; providing, however, that such notice of termination shall not be effective: (1) if the breaching party cures the specified breach within such thirty (30) day period; or (2) if the specified breach is not reasonably curable within such thirty (30) day period, and the breaching party has commenced cure of such breach within the thirty (30) day period and thereafter has proceeded diligently to cure such breach within a reasonable time.

      8.3. Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Moreover, the provisions of Article 6 shall survive the expiration or termination of this Agreement.

                    ARTICLE 9. INDEMNIFICATION AND INSURANCE

      9.1. Indemnity. CTI shall indemnify and hold North Shore harmless from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court cost) arising from CTI's conduct under this Agreement or a product liability claim, action or cause of action related to the sale of Products or an act of infringement by CTI of a third party's patent, copyright or trademark in connection with the manufacture, use, sale, storage or advertising of Products except to the extent that such claims, demands, suits or causes of action are based upon gross negligence or willful malfeasance by North Shore (hereafter collectively called "Claim"). Subject to the terms and conditions of this

Agreement, CTI will have the primary responsibility for defending against any Claim (whether arising under theories of negligence, strict liability, tort, product liability or otherwise and whether or not North Shore is named as a defendant in such claim, action or cause of action).


      9.2. Insurance. In accordance with the provisions of Article 9.1 above, CTI shall arrange for sufficient insurance and/or self-insurance coverage commencing no later than the First Commercial Sale and, if possible, will name North Shore as an additional insured.

                           ARTICLE 10. MISCELLANEOUS

      10.1. Force Majeure. Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from cases beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargos, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or acts, omissions or delays in acting by any Governmental authority for the other party.

      10.2. Assignment. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, that CTI and its Affiliates may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business relating to the Field, or in the event of its merger or consolidation. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. North Shore shall have the right to sell, assign or otherwise transfer its entire right, title and interest to the patent applications and/or patents within North Shore Patent Rights to an North Shore Affiliate, provided the Affiliate assumes all of the obligations of North Shore hereunder. Otherwise, North Shore shall not sell, assign or otherwise transfer title or any portion thereof to any patent application or patent within the North Shore Patent Rights as long as exclusive licenses under that patent application and/or patent are still held by CTI without the prior written consent of CTI, which consent will not be unreasonably withheld.

      10.3. Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement, as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.


      10.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

      If to CTI:             CRITICAL THERAPEUTICS, INC.
                             675 Massachusetts Avenue
                             14th Floor
                             Cambridge, Massachusetts 02139
                             Attention:  President
                             Fax:  (617) 252-4342

      If to North Shore:     NORTH SHORE - LONG ISLAND JEWISH RESEARCH INSTITUTE
                             350 Community Drive
                             Manhasset, New York 11030
                             Attention:  Chief Executive Officer
                             Fax:  (516) 562-1022

      With a copy to:        LEGAL AFFAIRS NS-LIJ HEALTH SYSTEM
                             150 Community Drive
                             Great Neck, New York 11021
                             Attention:  General Counsel
                             Fax:  (516) 465-8105.

      10.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws provisions thereof.

      10.6. Dispute Resolution. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the President of CTI and the Chief Executive Officer of North Shore for resolution. If prompt resolution is not reached, the dispute may be submitted to the American Arbitration Association in New York, New York for non-binding mediation.

      10.7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      10.8. Headings. The captions to the several articles hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles.


      10.9. Independent Contractors. It is expressly agreed that CTI and North Shore are independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither CTI nor North Shore shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.


      10.10. Waiver. The waiver of either party hereof of any right hereunder or of any failure to perform by the other party or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      10.11. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument.

      10.12. Use of Names. North Shore and CTI (and its respective Affiliates) each shall not use the name of the other without prior written consent of the other, which shall not be unreasonably withheld, except if the use of such name is required by law, regulation or judicial order, in which event the party intending to use or using such name will promptly inform the other party of such required use.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

CRITICAL THERAPEUTICS, INC.                                  NORTH SHORE - LONG ISLAND JEWISH RESEARCH INSTITUTE

By:   /s/ Paul Rubin                                         By:   /s/ illegible
      --------------                                               -------------
Its:  President & CEO                                        Its:  VP & COO

Date:  12-23-02                                              Date:  12/20/02


Agreed to and Accepted

By:  /s/ Kevin J. Tracey
     -------------------
     Kevin J. Tracey, M.D.
     Principal Investigator

Date:  20 December 2002


                                  ATTACHMENT A

       RESEARCH PLAN: CHOLINERGIC ANTI-INFLAMMATORY PATHWAY (CAP) PROGRAM

                                      [**]

                                SCHEDULE 1.7

              PATENT APPLICATIONS IN NORTH SHORE PATENT RIGHTS

 REF. NO.  COUNTRY      TITLE   APP NO./ FILE  FILE TYPE  PARENT NO./   INVENTOR(S)   PATENT    STATUS
                                     DATE                  FILE DATE                    NO.
                                                                                      ISSUE
                                                                                       DATE

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   [**]     [**]        [**]         [**]        [**]        [**]           [**]                [**]
   [**]     [**]        [**]         [**]        [**]        [**]           [**]                [**]
   [**]     [**]        [**]         [**]        [**]        [**]           [**]                [**]
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   [**]     [**]        [**]         [**]        [**]        [**]           [**]       [**]     [**]



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